UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

__________________

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No. )

__________________

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MISONIX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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SUBJECT TO COMPLETION – PRELIMINARY PROXY

MISONIX, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Monday, May 7, 2018

To the Shareholders of

MISONIX, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Misonix, Inc., a New York corporation (the “Company”), will be held at the Company’s Corporate Office, 1938 New Highway, Farmingdale, NY 11735 on Monday, May 7, 2018 at 10:00 a.m., or at any adjournment thereof, for the following purposes:

1.	To elect five Directors to the Board of Directors;

2.	To consider and vote upon an amendment to the Company’s certificate of incorporation to increase the Company’s authorized common stock from 20,000,000 shares to 40,000,000 shares;

3.	To conduct an advisory vote on the compensation of the Company’s Named Executive Officers;

4.	To ratify the selection of BDO USA, LLP as the Company’s independent registered public accounting firm; and

5.	To consider and act upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

The above matters are set forth in the Proxy Statement attached to this Notice to which your attention is directed.

Only shareholders of record on the books of the Company at the close of business on March 19, 2018 will be entitled to vote at the Annual Meeting or at any adjournment thereof. You are requested to sign, date and return the enclosed Proxy at your earliest convenience in order that your shares may be voted for you as specified.

By Order of the Board of Directors,

JOSEPH P. DWYER
Secretary

Important Notice Regarding Internet Availability of Proxy Materials

for the Annual Meeting to Be Held on May 7, 2018:

The proxy materials for the Annual Meeting, including the Annual Report and the Proxy Statement, are available at http://www.cstproxy.com/misonix/2018.

MISONIX, INC.

1938 New Highway

Farmingdale, New York 11735

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

Monday, May 7, 2018

The Annual Meeting of Shareholders (the “Annual Meeting”) of Misonix, Inc. (the “Company”) will be held on Monday, May 7, 2018, at the Company’s Corporate Office, 1938 New Highway, Farmingdale, NY 11735, at 10:00 a.m. for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The enclosed Proxy is solicited by and on behalf of the Board of Directors of the Company (“Board of Directors” or “Board”) for use at the Annual Meeting to be held on Monday, May 7, 2018, and at any adjournments of such Meeting. The approximate date on which this Proxy Statement and the enclosed Proxy are being first mailed to shareholders is March [•], 2018.

If a Proxy in the accompanying form is duly executed and returned, the shares represented by such Proxy will be voted as specified. In the absence of such directions, the Proxy will be voted in accordance with the recommendations of the Board. Any person executing a Proxy may revoke it prior to its exercise either by letter directed to the Company or in person at the Annual Meeting.

Voting Rights

On March 19, 2018 (the “Record Date”), the Company had outstanding [•] shares of its only class of voting securities, namely common stock, par value $.01 per share (the “Common Stock”). Shareholders are entitled to one vote for each share registered in their names at the close of business on the Record Date. The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of Directors. The approval of Proposal Two requires the affirmative vote of a majority of shares of Common Stock outstanding as of the Record Date. The affirmative vote of holders of a majority of the shares represented at the meeting and entitled to vote on the matter is required for the approval (on an advisory basis) of the compensation of the Company’s Named Executive Officers and for the ratification of the selection of BDO USA, LLP as the Company’s independent registered public accounting firm. On all other matters which may come before the Annual Meeting, the affirmative vote of holders of a majority of the shares represented at the meeting and entitled to vote on the matter is required. For purposes of determining whether proposals have received a majority vote, abstentions will not be included in the vote totals and, in instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a Proxy (“broker non-votes”), those votes will not be included in the vote totals. Therefore, abstentions and broker non-votes will be counted in the determination of a quorum, but will have no effect on the vote for the election of Directors, the approval (on an advisory basis) of the compensation of the Company’s Named Executive Officers or the ratification of the selection of BDO USA, LLP as the Company’s independent registered public accounting firm, and will have the effect of a vote against Proposal Two. Unless contrary instructions are given, all proxies received pursuant to this solicitation will be voted in favor of the (i) election of the nominees named in Proposal One, (ii) amendment to the Company’s certificate of incorporation to increase the Company’s authorized common stock from 20,000,000 shares to 40,000,000 shares, (iii) approval on an advisory basis of the compensation of the Company’s Named Executive Officers and (iv) ratification of the selection of BDO USA, LLP.

Under the New York Business Corporation Law, shareholders are not entitled to dissenters’ rights with respect to the proposals set forth in this Proxy Statement.

SECURITY OWNERSHIP

The following table sets forth, as of March 1, 2018, certain information with regard to the ownership of the Company’s Common Stock by (i) each beneficial owner of more than 5% of the Company’s Common Stock; (ii) each Director and nominee for Director; (iii) each executive officer or former executive officer named in the “Summary Compensation Table” below; and (iv) all current executive officers and Directors of the Company as a group. Unless otherwise stated, the persons named in the table have sole voting and investment power with respect to all Common Stock shown as beneficially owned by them.

Name and Address (1)	Common Stock Beneficially Owned		Percent Of Class

South Africa Alpha Capital Management Ltd. Praesidium Capital Management (Pty) Ltd.	502,270	(2)	5.3
Stavros G. Vizirgianakis	1,658,828	(3)	17.6
Michael A. McManus, Jr.	552,780		5.9
John W. Gildea	123,750	(4)	1.3
Patrick A. McBrayer	39,850	(5)	*
Charles Miner	111,250	(6)	1.2
Thomas M. Patton	35,000	(7)	*
Richard A. Zaremba	174,772	(8)	1.9
Robert S. Ludecker	111,443	(9)	1.2
Dan Voic	237,644	(10)	2.5
Christopher H. Wright	29,500	(11)	*
Joseph P. Dwyer	1,300		*

All executive officers and Directors as a group (Eleven people)	2,360,815	(12)	23.8

* Less than 1%

(1)	Except as otherwise noted, the business address of each of the named parties in this table is c/o Misonix, Inc., 1938 New Highway, Farmingdale, New York 11735. Michael A. McManus has an address at 100 White Plains Road, Bronxville, New York 10708.

(2)	Based upon information set forth in a Schedule 13G Amendment No. 1 filed with the SEC on February 14, 2018, by South Africa Alpha Capital Management Ltd. (“SAACM”) and Praesidium Capital Management (Pty) Ltd. (“PCM”). SAACM and PCM each hold shared voting and dispositive power over all of the indicated shares. SAACM’s business address is 69 Front Street, Hamilton, Bermuda, HM12; PCM’s business address is The Terraces, Block G, Steenberg Office Park, Silverwood Close, Tokai, Cape Town, South Africa.

(3)	Includes 18,750 shares which Mr. Vizirgianakis has the right to acquire upon exercise of stock options which are exercisable within 60 days.

(4)	Includes 93,750 shares which Mr. Gildea has the right to acquire upon exercise of stock options which are exercisable within 60 days.

(5)	Includes 38,750 shares which Mr. McBrayer has the right to acquire upon exercise of stock options which are exercisable within 60 days.

(6)	Includes 93,750 shares which Dr. Miner has the right to acquire upon exercise of stock options which are exercisable within 60 days.

(7)	Includes 30,000 shares which Mr. Patton has the right to acquire upon exercise of stock options which are exercisable within 60 days.

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(8)	Includes 34,999 shares which Mr. Zaremba has the right to acquire upon exercise of stock options which are exercisable within 60 days.

(9)	Includes 106,500 shares which Mr. Ludecker has the right to acquire upon exercise of stock options which are exercisable within 60 days.

(10)	Includes 98,749 shares which Mr. Voic has the right to acquire upon exercise of stock options which are exercisable within 60 days.

(11)	Includes 27,500 shares which Mr. Wright has the right to acquire upon exercise of stock options which are exercisable within 60 days.

(12)	Includes 517,999 shares which such persons have the right to acquire upon exercise of stock options which are exercisable within 60 days.

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PROPOSAL ONE

ELECTION OF DIRECTORS

Five Directors are to be elected at the Annual Meeting. The term of each Director expires at the Annual Meeting, with Messrs. Gildea, McBrayer, Miner, Patton and Vizirgianakis standing for reelection for a term of one year. The following table contains information regarding all Directors and executive officers of the Company:

			Director
Name	Age	Principal Occupation	Since

John W. Gildea	74	Director	2004

Dr. Charles Miner III	66	Director	2005

Stavros G. Vizirgianakis	47	President, Chief Executive Officer and Director	2013

Patrick A. McBrayer	66	Director	2014

Thomas M. Patton	54	Director	2015

Joseph P. Dwyer	62	Chief Financial Officer, Treasurer and Secretary	—

Robert S. Ludecker	50	Senior Vice President, Global Sales and Marketing	—

Dan Voic	55	Vice President of Research and Development and Engineering	—

Joseph J. Brennan	55	Vice President of Operations	—

John J. Salerno	62	Vice President of Quality and Regulatory Affairs	—

Christopher H. Wright	43	Vice President of Domestic Sales	—

Principal Occupations and Business Experience of Directors and Executive Officers

The following is a brief account of the business experience of the Company’s Directors and executive officers:

Directors

John W. Gildea, now retired, was the founding principal of Gildea Management Co., a management company of special situations with middle market companies in the United States and Central Europe. From 2000 to 2003, Gildea Management formed a joint venture with J.O. Hambro Capital Management Co. to manage accounts targeting high yield debt and small capitalization equities. From 1996 to 2000, Gildea Management formed and founded Latona Europe, a joint venture between Latona U.S., Lazard Co. and Gildea Management to restructure several Czech Republic companies. Before forming Gildea Management in 1990, Mr. Gildea managed the Corporate Services Group at Donaldson, Lufkin and Jenrette, an investment banking firm. Mr. Gildea is a graduate of the University of Pittsburgh. Mr. Gildea has extensive experience as an international investment banker and sits on the board of several companies. The Board believes this experience in addition to his experience as a Director of Misonix and knowledge of the Company qualifies him to serve as a Director.

Dr. Charles Miner III currently practices internal medicine in Darien, Connecticut. Dr. Miner is on staff at Stamford and Norwalk Hospitals and since 1982 has held a teaching position at Columbia Presbyterian Hospital. Dr. Miner received his M.D. from the University of Cincinnati College of Medicine in 1979 and received a Bachelor of Science from Lehigh University in 1974. Dr. Miner is an experienced physician and teacher in the medical field. He serves on the board of The Stamford Hospital Foundation Board. The Board believes his experience as a medical doctor and his corporate experience qualifies him to serve as a Director.

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Stavros G. Vizirgianakis became the Company’s Interim Chief Executive Officer in September 2016 and its full-time President and Chief Executive Officer in December 2016. Mr. Vizirgianakis has a distinguished career in the medical devices field having worked for United States Surgical Corporation as director of sales for sub-Saharan Africa and later Tyco Healthcare in the capacity of General Manager South Africa. In 2006, Mr. Vizirgianakis co-founded Surgical Innovations, which has become one of the largest privately owned medical device distributors in the African region, and now part of the Johannesburg Stock Exchange listed entity Ascendis Health. In that capacity, Mr. Vizirgianakis acted as a distributor of the Company’s products. Mr. Vizirgianakis was Managing Director of Ascendis Medical from January 2014 through July 2016. Mr. Vizirgianakis also served on the board of Tenaxis Medical and is a strategic investor and advisor to numerous medical device startups and established companies in this field. Mr. Vizirgianakis has a degree in commerce from the University of South Africa. The Board believes Mr. Vizirgianakis’ industry knowledge, sales and marketing experience and his vast international business relationships qualify him to serve as a Director.

Patrick A. McBrayer has served since January 2016 as President and Chief Executive Officer of ACell Corporation, a surgery and wound care company. Mr. McBrayer previously served as President and Chief Executive Officer and as a director of privately-held AxioMed Spine Corporation from February 2006 to January 2015. AxioMed is a medical device company focused on restoring the natural function of the spine. Prior to joining AxioMed, he held positions with Xylos Corporation (medical biomaterials); Exogen, Inc. (treatment of musculoskeletal injury and disease); Osteotech, Inc. (tissue technology); and Johnson and Johnson Products, Inc. (healthcare products). Mr. McBrayer holds a B. S. in General Engineering from the United States Military Academy. The Board believes Mr. McBrayer’s industry knowledge and experience as a CEO qualifies him to serve as a Director.

Thomas M. Patton has served as President and Chief Executive Officer of CAS Medical Systems, Inc. and as a member of its Board of Directors since August 2010. He previously served as the CEO of Wright Medical Group, an orthopedic device company, located in Memphis, Tennessee, and as President of Novametrix Medical Systems, a patient-monitoring company, located in Wallingford, Connecticut. From 2003 to 2010, Mr. Patton acted as an advisor to the healthcare-focused private equity group of Ferrer Freeman & Company and, in that capacity, served as the interim CEO of Informed Medical Communications on a part-time basis in 2006 and 2007. Mr. Patton is a co-founder and CEO of QDx, Inc., a start-up company that developed a platform for hematology diagnostics beginning in 2003. Mr. Patton attended The College of the Holy Cross, where he majored in Economics and Accounting. After graduating magna cum laude from Georgetown University Law Center, Mr. Patton worked at the law firm of Williams & Connolly in Washington, D.C. Thereafter, he joined Wright Medical Group as its General Counsel where he served in various executive roles until being appointed CEO. The Board believes Mr. Patton’s industry knowledge and experience qualify him to serve as a director.

Executive Officers who are not Directors

Joseph P. Dwyer has served as the Company’s Chief Financial Officer since August 2017 and as the Company’s Treasurer and Secretary since September 2017, and previously served as Interim Chief Financial Officer from September 2016 to August 2017. From June 2015 to the present, Mr. Dwyer has provided financial consulting and advisory services to various companies, through the firms Dwyer Holdings and TechCXO. Prior thereto, from November 2012 until June 2015, he was Chief Financial Officer of Virtual Piggy, Inc., a publicly-traded technology company. Prior to joining Virtual Piggy, Mr. Dwyer served as chief financial officer of OpenLink Financial, Inc., a privately held company, which provides software solutions for trading and risk management in the energy, commodity, and capital markets. During 2011 and 2012, Mr. Dwyer was a member of the board of directors and chairman of the audit committee and served as interim chief administrative officer of Energy Solutions International, Inc., a privately-held company providing pipeline management software to energy companies and pipeline operators. From 2010 through 2011, Mr. Dwyer served as chief administrative officer of Capstone Advisory Group, LLC, a privately- held financial advisory firm providing corporate restructuring, litigation support, forensic accounting, expert testimony and valuation services. Mr. Dwyer served as a consultant to Verint Systems, Inc., a software company listed on the NASDAQ Global Market, from 2009 through 2010, assisting with SEC reporting and compliance. From 2005 through 2009, Mr. Dwyer served as chief financial officer and executive vice president of AXS-One Inc., a publicly traded software company. During 2004, Mr. Dwyer served as chief financial officer of Synergen, Inc., a privately held software company providing energy technology to utilities. Prior to 2004, Mr. Dwyer also served as chief financial officer and executive vice president of Caminus Corporation, an enterprise application software company that was formerly listed on the NASDAQ National Market, chief financial officer of ACTV, Inc., a digital media company that was formerly listed on the NASDAQ National Market, and chief financial officer of Winstar Global Products, Inc., a manufacturer and distributor of hair care, bath and beauty products until its acquisition by Winstar Communications, Inc. in 1995 when Mr. Dwyer went on to serve as senior vice president, finance of Winstar Communications. Mr. Dwyer received his BBA in Accounting from the University of Notre Dame in 1978 and is licensed as a Certified Public Accountant in the State of New York.

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Robert S. Ludecker became Senior Vice President of Global Sales and Marketing in May 2015. Prior to joining the Company as Global Vice President of Sales and Marketing in May 2013, Mr. Ludecker served from February 2011 to May 2013 as Vice President of Global Sales and Marketing for BioMimetic Therapeutics, a NASDAQ-listed biotechnology company, specializing in the development and commercialization of products which promote the healing of musculoskeletal injury and diseases, including orthopedic, spine, and sports medicine applications. Prior to BioMimetic, Mr. Ludecker served from February 2008 to February 2011 in a variety of senior sales and marketing leadership positions with Small Bone Innovations, a private New York City-based orthopedic company specializing in small bones, and Smith and Nephew, a leading U.K.-based global provider of orthopedic reconstruction implants and a broad portfolio of medical instruments and supplies. Mr. Ludecker holds a B. A. degree from Kenyon College.

Dan Voic became Vice President of Research and Development and Engineering in January 2002. Prior thereto, he served as Engineering Manager and Director of Engineering with the Company. Mr. Voic has in excess of 15 years’ experience in both medical and laboratory and scientific products development. Mr. Voic holds an M.S. degree in mechanical engineering from Polytechnic University “Traian Vuia” of Timisoara, Romania and an MS degree in applied mechanics from Polytechnic University of New York.

Joseph J. Brennan became Vice President of Operations in November 2014. Prior to joining the Company, Mr. Brennan served from October 2008 to August 2014 as Director of Operations for Air Techniques, Inc., a global medical device company. Mr. Brennan holds a B. T. degree from the State University of New York at Farmingdale.

John J. Salerno became Vice President of Quality and Regulatory Affairs in March 2015. Prior to joining the Company, Mr. Salerno served from December 2012 to March 2015 as Senior Director of Quality Assurance for US Nonwovens Corp., a privately-held over the counter drug products, cosmetics, personal care and EPA surface disinfectant company. From May 2010 to December 2012, Mr. Salerno was a consultant for US Nonwovens. From 2006 to 2010, Mr. Salerno held the position of Vice President of Quality Assurance and Regulatory Affairs for International Technidyne Corporation. Prior to 2006, Mr. Salerno held the position of Vice President of Regulator Compliance and Reliability Engineering for Pall Life Sciences. Mr. Salerno holds a Master’s degree in Microbiology from Long Island University and a Bachelor’s degree in biology from Fordham University.

Christopher H. Wright became Vice President of Domestic Sales in July 2015. Prior to that, he was National Sales Director of Surgical Sales for the Company since 2013. Prior to joining the Company, Mr. Wright served from 2011 to 2013 in the position of Senior Business Director with Wright Medical/BioMimetics, LLC. From 2007 – 2011 Mr. Wright held the position for Regional Manager with Small Bone Innovations. From 2005 – 2007 he held the position of Territory business manager with Baxter Healthcare. Prior to 2005, Mr. Wright was an independent sales representative. Mr. Wright holds a Bachelor of Arts degree in Business Administration from Xavier University of New Orleans in Louisiana.

Executive officers are elected annually by, and serve at the discretion of, the Board.

The Company’s Board of Directors recommends a vote FOR the Board nominees described in

Proposal One in this Proxy Statement.

Meetings of the Board of Directors

During the fiscal year ended June 30, 2017 (“fiscal 2017”), the Board of Directors held eleven meetings and acted twice by unanimous written consent. No Director attended less than 75% of the aggregate of the total number of meetings of the Board of Directors and meetings of Committees of which he was a member that were held during fiscal 2017.

Committees of the Board

The Board currently has standing Audit, Compensation, and Nominating and Governance Committees. Further information regarding these committees and the director nomination process is provided below.

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The Audit Committee, which met nine times in fiscal 2017 and acted once by unanimous written consent, monitors our financial reporting standards and practices and our internal financial controls to ensure compliance with the policies and objectives established by the Board of Directors. The committee directly retains and recommends for shareholder approval an independent accounting firm to conduct the annual audit and discusses with our independent accountants the scope of their examinations, with particular attention to areas where either the committee or the independent accountants believe special emphasis should be directed. The committee reviews the quarterly and annual financial statements and the annual independent accountants’ report, invites the accountants’ recommendations on internal controls and on other matters, and reviews the evaluation given and corrective action taken by management. It reviews the independence of the accountants and pre-approves audit and permissible non-audit services. It has primary oversight responsibility for our Compliance Program. Members of the committee are Messrs. Patton, Gildea and McBrayer. Mr. Patton chairs the committee. Each member of the committee is independent as defined in Rule 10A-3 of the Securities and Exchange Commission and the listing standards of Nasdaq. The Board of Directors has determined that Messrs. Patton and Gildea each qualifies as an “audit committee financial expert,” as that term is defined in Regulation S-K of the Securities and Exchange Commission.

The Compensation Committee, which met three times in fiscal 2017 and acted once by unanimous written consent, oversees our executive and director compensation programs and policies and annually reviews all components of compensation to ensure that our objectives are appropriately achieved. These functions are not delegated to our officers or to third-party professionals, although the committee may from time to time retain third-party consultants to provide advice regarding compensation issues. No such consultants were retained during fiscal 2017. The committee also considers input from our executive officers, although final decisions regarding executive compensation are made by the committee. The committee also did not set percentage compensation goals against a peer group of companies, or benchmark, our executives’ compensation, though the availability to our executives of alternative employment opportunities is an important consideration in the compensation design process. Rather, the committee used its marketplace knowledge, background, experience and market information to make recommendations concerning executive compensation. The committee is also responsible for certain administrative aspects of our compensation plans and stock plans and approves or recommends changes in these plans. It also approves bonus payments and grants under our stock plans for our executive officers. The committee also reviews officers’ potential for growth and, with the chief executive officer, will be responsible for succession planning. The members are Messrs. McBrayer, Miner and Patton. Mr. McBrayer is chairman of the committee. All members of the Compensation Committee are independent, based upon the criteria provided by Nasdaq rules.

The Nominating and Governance Committee, which met once in fiscal 2017, reviews, on a periodic basis, the overall effectiveness and/or appropriateness of our corporate governance and recommends improvements when necessary; assists the Board in identifying, screening, and reviewing individuals qualified to serve as directors in accordance with criteria approved by the Board and shall recommend to the Board candidates for nomination for election at the annual meeting of shareholders or to fill Board vacancies; develops and recommends to the Board and oversees implementation of our policies and procedures for the receipt of stockholder suggestions regarding Board composition and recommendations of candidates for nomination by the Board; and assists the Board in disclosing information relating to functions of the committee as may be required in accordance with the Federal securities laws. Members of the committee are Messrs. Gildea, McBrayer and Patton. Mr. Gildea is the chairman of the committee. All members serving on the committee are independent, based upon the criteria provided by Nasdaq rules.

Each committee is governed by a written charter. Copies of each committee charter are available on our website at www.misonix.com.

Nomination of Directors

The process followed by the Nominating and Governance Committee to identify and evaluate director candidates includes requests to the members of our board of directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Governance Committee and our board of directors.

While we do not have a formal diversity policy for board membership, we look for potential candidates that help ensure that the board of directors has the benefit of a wide range of attributes, including cultural, gender, ethnic and age diversity and experience in industries beyond healthcare. We also look for financial oversight experience, financial community experience and a good reputation within the financial community; business management experience and the potential to succeed top management in the event board intervention is necessary on an unexpected basis; business contacts, business knowledge and influence that may be useful to our businesses; and knowledge about our industry and technologies.

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Our board of directors does not currently prescribe any minimum qualifications for director candidates; however, the Nominating and Governance Committee will take into account a potential candidate’s experience, areas of expertise and other factors relevant to the overall composition of our board of directors.

Shareholders may recommend individuals to the Nominating and Governance Committee for consideration as potential director candidates by submitting the names of the candidate(s), together with appropriate biographical information and background materials and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the Nominating and Governance Committee, Attn: Corporate Secretary, Misonix, Inc., 1938 New Highway, Farmingdale, New York 11735. Assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Governance Committee will evaluate shareholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Director Compensation For Fiscal 2017

Directors are compensated through payment of a cash fee and annual stock option grants. Commencing on January 1, 2017 and effective on May 9, 2017, each non-employee director received an annual fee of $35,000 and the Chairman of the Audit Committee received $45,000. Commencing February 3, 2015, each non-employee director received an annual fee of $20,000 and the Chairman of the Audit Committee received $25,000. Each non-employee director was also reimbursed for reasonable expenses incurred while traveling to attend a meeting of the Board of Directors or while traveling in furtherance of the business of the Company. In May 2017, the Chairman of the Audit Committee received a one time additional payment of $25,000 in recognition of his services during the prior year.

The following table sets forth information for the fiscal year ended June 30, 2017 with respect to the compensation of our directors.

DIRECTOR COMPENSATION FOR THE 2017 FISCAL YEAR

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Total ($)
John W. Gildea	$23,750	-	$23,750

Dr. Charles Miner III	$23,750	-	$23,750

T. Guy Minetti	$11,250	-	$11,250

Stavros G. Vizirgianakis	$10,000	-	$10,000

Thomas M. Patton	$53,700	-	$53,700

Patrick A. McBrayer	$23,750	-	$23,750

Outstanding options at June 30, 2017 for Messrs. Gildea and Miner were 90,000 shares each, Mr. Vizirgianakis was 37,500 shares, Mr. McBrayer was 30,000 shares, Mr. Patton was 15,000 shares and Mr. Minetti was 75,000 shares.

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Section 16 (a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who own more than 10% of a registered class of the Company’s equity securities (“Reporting Persons”) to file reports of ownership and changes in ownership on Forms 3, 4, and 5 with the SEC. These Reporting Persons are required by SEC regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file with the SEC. Based solely on the Company’s review of the copies of the forms it has received, the Company believes that all Reporting Persons, complied on a timely basis with all filing requirements applicable to them with respect to transactions during fiscal year 2017, with the exception of one transaction by Robert Ludecker during fiscal 2015 which was omitted from the original Form 4 and was filed late, via amendment, in fiscal 2017.

Communications with Directors

Shareholders, associates of the Company and other interested parties may communicate directly with the Board of Directors, with the non-management Directors or with a specific Board member, by writing to the Board (or the non-management Directors or a specific Board member) and delivering the communication in person or mailing it to: Board of Directors, Privileged & Confidential, c/o Joseph P. Dwyer, Secretary, Misonix, Inc., 1938 New Highway, Farmingdale, New York 11735. Correspondence will be discussed at the next scheduled meeting of the Board of Directors, or as indicated by the urgency of the matter. The non-management Directors are: Messrs. Gildea, McBrayer, Miner and Patton. From time to time, the Board of Directors may change the process by which shareholders may communicate with the Board of Directors or its members. Any changes in this process will be posted on the Company’s website or otherwise publicly disclosed.

Director Independence

The Company is required to have a Board of Directors a majority of whom are “independent” as defined by the Nasdaq listing standards and to disclose in the proxy statement for each annual meeting those Directors that the Board of Directors has determined to be independent. Based on such definition, the Board of Directors has determined that all Directors other than Vizirgianakis, who is an officer of the Company, are independent.

The Company is required to have an audit committee of at least three members composed solely of independent Directors. The Board of Directors is required under the Nasdaq listing standards to affirmatively determine the independence of each Director on the Audit Committee. The members of the Audit Committee are Messrs. Patton, Gildea and McBrayer. The Board has determined that each member of the Audit Committee is “independent” not only under the Nasdaq listing standards but also within the definition contained in a final rule of the SEC. Furthermore, the Board of Directors has determined that Mr. Gildea and Mr. Patton are “audit committee financial experts” within the definition contained in a final rule adopted by the SEC.

Corporate Governance

The Company has an ongoing commitment to good governance and business practices. In furtherance of this commitment, we regularly monitor developments in the area of corporate governance and review our policies and procedures in light of such developments. We comply with the rules and regulations promulgated by the SEC and the Nasdaq Stock Market, and implement other corporate governance practices we believe are in the best interests of the Company and the shareholders.

Board Leadership and Structure

Since September 2016, the Board of Directors has operated without a formal chairman. The Board does not have a specifically designated lead independent Director. However, Thomas M. Patton, an independent Director and Chair of our Audit Committee, has typically led the executive sessions of the Board and acts as a liaison between the Directors and management. In addition, all Directors have input into the preparation of the meeting agenda and topics of board discussion and oversight. The Board of Directors believes that this is an appropriate structure for the overall governance of the Board.

Risk Oversight

The Board oversees Company functions in an effort to assure that Company assets are properly safeguarded, that appropriate financial and other controls are maintained, and that the Company’s business is conducted prudently and in compliance with applicable laws, regulations and ethical standards.

While the Board is responsible for risk oversight, Company management is responsible for managing risk. The Company has developed internal processes and an internal control environment to identify and manage risks and to communicate with the Board. The Board monitors and evaluates the effectiveness of the internal controls and the risk management program at least annually. Management communicates routinely with the Board and individual Directors on the significant risks identified and how they are being managed. Directors are free to, and often do, communicate directly with senior management.

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The Audit Committee has responsibility for reviewing and overseeing the Company’s financial statements, including the integrity of the Company’s financial and disclosure controls, its legal compliance programs and procedures, and its procedures for identifying, evaluating and controlling material financial, legal and operational risk.

Board Attendance at Annual Meetings of Shareholders

The Company has not established a formal policy regarding director attendance at its Annual Meetings of Shareholders, but the Directors generally do attend the Annual Meeting. The Chairman of the Board or the President presides at the Annual Meeting of Shareholders, and the Board of Directors generally holds one of its regular meetings in conjunction with the Annual Meeting of Shareholders. Accordingly, unless one or more members of the Board are unable to attend, all members of the Board are typically present for the Annual Meeting. However, due to the delayed timing of our fiscal 2016 Annual Meeting of Shareholders, held in June 2017, which did not coincide with a regular meeting of the Board of Directors, only three of our five Directors attended that meeting.

Code of Ethics

The Company has adopted a code of ethics that applies to all of its directors, officers (including its Chief Executive Officer, Chief Financial Officer, Controller and any person performing similar functions) and employees. The Company has made the Code of Ethics available on its website at www.MISONIX.com.

Audit Committee Report

Management is responsible for the Company’s financial reporting process, including its system of internal control, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The Company’s independent auditors are responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct audit or accounting reviews or procedures. The members of the Audit Committee are not employees of the Company and may not be, and may not represent themselves to be or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent registered public accounting firm included in its report on the Company’s financial statements. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles in the United States, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent registered public accounting firm is in fact “independent”.

In accordance with its written charter, the Audit Committee assists the Board of Directors in fulfilling its responsibility to monitor the integrity of the accounting, auditing and financial reporting practices of the Company. Typically, for each fiscal year, the Audit Committee selects the independent registered public accounting firm to audit the financial statements of the Company and its subsidiaries and such selection is subsequently presented to the Company’s shareholders for ratification.

The Audit Committee has reviewed and discussed the audited financial statements contained in our Annual Report on Form 10-K for the year ended June 30, 2017 with our management and has discussed with the independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 1301 “Communications With Audit Committees” as adopted by the Public Company Accounting Oversight Board. The Audit Committee has also discussed with the independent registered public accounting firm matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from the independent registered public accounting firm to the Audit Committee pursuant to the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence.

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Based on the review and discussions of the above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2017 for filing with the SEC.

Reported upon by the Audit Committee

Thomas M. Patton, Chair

John W. Gildea

Patrick A. McBrayer

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program and Philosophy

Our compensation program is intended to:

●	Attract, motivate, retain and reward employees of outstanding ability;
●	Link changes in employee compensation to individual and corporate performance;
●	Align employees’ interests with those of the Company’s shareholders.

The ultimate objective of our compensation program is to increase shareholder value. We seek to achieve these objectives with a total compensation approach which takes into account a competitive base salary, bonus pay based on the annual performance of the Company and individual goals and stock option and restricted stock awards.

The Board’s Compensation Committee, which is comprised solely of independent directors and is responsible for making decisions regarding the amount and form of compensation paid to the Company’s executive officers, has carefully considered the results of prior say-on-pay shareholder votes. Based upon the vote results at the most recent annual shareholders meeting, shareholders appear to be generally supportive of the Compensation Committee’s approach to the executive compensation program.

Base Salaries

Base salaries paid to executives are intended to attract and retain highly talented individuals. In setting base salaries, individual experience, individual performance, the Company’s performance and job responsibilities during the year are considered. Executive salaries are evaluated against local companies of similar size and nature. During the fiscal year ended June 30, 2017, Messrs. Ludecker, Voic and Zaremba each received base salary increases of 3% based on performance.

Annual Bonus Plan Compensation

The Compensation Committee of the Board approves annual performance-based compensation. The purpose of the annual bonus compensation is to motivate executive officers and key employees. Target bonuses, based upon recommendations from the Chief Executive Officer, are evaluated and approved by the Compensation Committee for all management employees other than the Chief Executive Officer. The bonus recommendations are derived from individual and Company performance but not based on a specific formula and are discretionary. The Chief Executive Officer’s bonus compensation is derived from the recommendation of the Compensation Committee based upon the Chief Executive Officer’s performance and Company performance but is not based on a specific formula and is discretionary. Bonuses earned in fiscal 2017 based on performance were as follows: $103,125 to Mr. Vizirgianakis, $0 to Mr. McManus, $0 to Mr. Zaremba, $82,500 to Mr. Ludecker, and $22,000 to Mr. Voic. Mr. Wright’s performance-based compensation is commission based and he therefore did not participate in the bonus plan. Mr. Dwyer was not an employee of the Company during fiscal 2017 and was not eligible for a bonus.

Equity Incentive Awards

Company executives are eligible to receive restricted stock and stock options (which gives them the right to purchase shares of common stock at a specified price in the future). These grants will vest based upon the passage of time, the achievement of performance metrics, or both. We believe that the use of restricted stock and stock options as the basis for long-term incentive compensation meets our defined compensation strategy and business needs by achieving increased value for shareholders and retaining key employees.

Stock option awards are intended to attract and retain highly talented executives, to provide an opportunity for significant compensation when overall Company performance is reflected in the stock price and to help align executives’ and shareholders’ interests. Stock options are typically granted at the time of hire to key new employees and annually to a broad group of existing key employees, including executive officers. We have adopted a number of equity compensation plans governing the grant of such stock options. All of our equity compensation plans have been approved by our shareholders.

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Annual option grants to executive officers are made at the discretion of the Board or the Compensation Committee and may be in the form of incentive stock options (“ISOs”) up to the fullest extent permitted under tax laws, with the balance granted in the form of nonqualified stock options. The option grants are subject to the terms of the relevant plan. ISOs have potential income tax advantage for executives if the executive disposes of the acquired shares after satisfying certain holding periods. Tax laws provide that at the date of grant, the aggregate fair market value of ISOs that become exercisable for any employee in any year may not exceed $100,000.

Our current standard option vesting schedule for all employees is 25% on the first anniversary of the date of grant, 25% on the second anniversary of the date of grant, 25% on the third anniversary of the date of grant and 25% on the fourth anniversary of the date of grant. We have on occasion issued options that have two year vesting to employees.

The number of stock options granted in fiscal 2017 to the named executive officers, and their estimated fair value, were as follows:

Named Executive Officer	Grant Date	Number of Option Shares Granted	Estimated Fair Value of Awards at Grant Date

Richard A. Zaremba	12/6/2016	30,000	$153,561

Robert S. Ludecker	11/3/2016	31,000	$110,689

Robert S. Ludecker	12/6/2016	30,000	$153,561

Dan Voic	12/6/2016	15,000	$76,781

Christopher H. Wright	11/3/2016	15,000	$53,559

Christopher H. Wright	12/6/2016	35,000	$179,155

The stock options awarded on November 3, 2016 had an exercise price of $6.76 (which was equal to the average of the opening and closing market price per share of our stock on the date of grant). The stock options awarded on December 6, 2016 had an exercise price of $9.525 (which was equal to the average of the opening and closing market price per share of our stock on the date of grant). All stock options in the above table provide for vesting at 25% per year on the first four year anniversary dates of the grant date, with a stated expiration date of ten years after grant.

In conjunction with the execution of his employment agreement, on December 15, 2016 Mr. Vizirgianakis received grants of an aggregate of 400,000 shares of restricted stock pursuant to the Company’s 2014 Employee Equity Incentive Plan (the “Plan”) as follows: (i) a grant of 134,000 shares vesting in five equal installments on September 1, 2017, 2018, 2019, 2020 and 2021; (ii) a performance grant of 133,000 shares which vests if both of the following conditions are satisfied simultaneously: (A) at any time prior to the third anniversary of the grant date, the most recent publicly reported trailing four (4) fiscal quarter revenue of the Company (exclusive of the impact of any acquisitions after the grant date) is at least $35,000,000 and (B) the closing price of the Company’s Common Stock is at least $10.50 per share (subject to adjustment for stock splits, stock dividends and the like) for ten (10) consecutive trading days; and (iii) a performance grant of 133,000 shares which vests if both of the following conditions are satisfied simultaneously: (A) at any time prior to the fifth anniversary of the grant date, the most recent publicly reported trailing four (4) fiscal quarter revenue of the Company (exclusive of the impact of any acquisitions after the grant date) is at least $48,000,000 and (B) the closing price of the Company’s Common Stock is at least $13.00 per share (subject to adjustment for stock splits, stock dividends and the like) for ten (10) consecutive trading days. The aforementioned performance grants will vest on a change of control in accordance with the Plan only if the applicable share price threshold is met in such transaction.

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Other Annual Compensation and Benefits

Although direct compensation, in the form of salary, non-equity incentive awards and long-term equity incentive awards provide most of the compensation to each Executive Officer, we also provide for the following items of additional compensation:

●	Retirement savings are provided by a 401(k) plan, in the same manner to all U.S. employees. This plan includes an employer matching contribution of 10% which is intended to encourage employees (including the chief executive officer) to save for retirement.

●	Health, life and disability benefits are offered to our executive officers in the same manner to all of our U.S. employees. We provided additional life insurance, long term care policies and certain transportation expenses for our chief executive officer and each of our executive officers.

Transportation expenses are provided to executive officers, primarily in the form of an automobile allowance. Our former chief executive officer had the use of a Company provided automobile with driver.

Compensation Committee Report

Our Compensation Committee has furnished the following report. The information contained in the “Compensation Committee Report” is not deemed to be “soliciting material” or to be “filed” with the SEC, nor is such information to be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as amended, except to the extent that we specifically incorporate it by reference in to such filings.

Our Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K of the Securities Act with management. Based on such review and discussion, our Compensation Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2017 for filing with the SEC.

Compensation Committee

Patrick A. McBrayer
Dr. Charles Miner III
Thomas M. Patton

Compensation Committee Interlocks and Insider Participation

During fiscal 2017, Messrs. Gildea, McBrayer, Patton and Miner and our former director, T. Guy Minetti served as members of our Compensation Committee. No Member of our Compensation Committee is or was during fiscal year 2017 an employee or an officer of Misonix or its subsidiaries.

Summary of Compensation

The table and footnotes below describe the total compensation for fiscal years ended June 30, 2017, June 30, 2016, and June 30, 2015 earned by the “named executive officers,” who are each of the persons who served as our principal executive officer and principal financial officer during fiscal 2017, and the three other most highly compensated individuals who were serving as executive officers of the Company on June 30, 2017, the last day of the fiscal year.

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SUMMARY COMPENSATION TABLE

Name	Fiscal year			Stock	Option	All Other
and Principal Position	Ended June 30,	Salary ($)	Bonus ($)	Awards ($)	Awards ($)	Compen- sation ($)		Total ($)

Stavros G. Vizirgianakis	2017	$180,000	$103,125	$3,637,388	—	$124,020	(1)	$4,044,533
President and Chief Executive	2016	—	—	—	—	—		—
Officer	2015	—	—	—	—	—		—

Joseph P. Dwyer	2017	$285,000	—	—	—	—		$285,000
Chief Financial Officer,	2016	—	—	—	—	—		—
Treasurer and Secretary	2015	—	—	—	—	—		—

Michael A. McManus, Jr.	2017	$54,167	—	—	—	$348,263	(3)	$402,430
Former President and Chief	2016	$325,000	—	—	$259,715	$99,730		$684,445
Executive Officer (2)	2015	$290,008	$100,000	—	$1,314,695	$96,291		$1,800,994

Richard A. Zaremba	2017	$239,804	$—	—	$153,561	$15,093	(5)	$408,458
Former Senior Vice President of Finance,	2016	$232,819	$45,000	—	$110,379	$10,081		$398,279
Treasurer and Secretary (4)	2015	$226,038	$25,000	—	$178,374	$10,731		$440,143

Robert S. Ludecker	2017	$271,817	$82,500	—	$264,250	$31,300	(6)	$649,867
Senior Vice President-Medical	2016	$263,900	$65,000	—	$110,379	$8,194		$447,473
Global Sales and Marketing	2015	$215,098	$45,000	—	$748,751	$8,376		$1,017,225

Dan Voic	2017	$185,523	$22,000	—	$76,781	$15,615	(7)	$299,919
Vice President of	2016	$180,119	$25,000	—	$128,776	$11,885		$345,780
Research and Development and Engineering	2015	$174,873	$20,000	—	$208,103	$12,147		$415,123

Christopher H. Wright	2017	$383,250	—	—	$232,714	$10,870	(8)	$626,834
Vice President - U. S. Sales	2016	$296,300	—	—	$55,190	$7,646		$359,136
	2015	$248,000	—	—	$59,458	$8,246		$315,704

(1)	Includes $65,020 of legal fees related to his employment contract with the Company and his visa application process, $10,000 for relocation costs, $3,900 for a car allowance and $10,000 for director fees prior to being appointed as Chief Executive Officer. Stock awards assume that all performance conditions are met. Refer to footnote 6 of the Consolidated Financial Statements in the Company’s Form 10-K for the fiscal year ended June 30, 2017 for a description of the valuation method and inputs relating to the stock awards.
(2)	Mr. McManus retired from the Company effective September 2, 2016.
(3)	Includes $270,833 of severance payments, $58,617 of expenses for a Company-owned automobile and a driver, $26,229 of life insurance benefits and long term care insurance coverage.
(4)	On September 13, 2016, Mr. Zaremba (i) ceased serving as the Company’s Senior Vice President and Chief Financial Officer and (ii) was appointed Senior Vice President, Finance of the Company. Effective September 18, 2017, Mr. Zaremba stepped down from his positions as Senior Vice President, Finance, Treasurer and Secretary.
(5)	Includes a car allowance, life and long term care insurance coverage.
(6)	Includes $10,220 for a car allowance, life and long term care insurance coverage and $13,076 for a home security system.
(7)	Includes a car allowance, toll reimbursements and life and long term care insurance coverage.
(8)	Includes a car allowance, life and long term care insurance coverage.

Grants of Plan Based Awards

The following table presents non-equity and equity awards granted to the named executive officers in fiscal year 2017.

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GRANTS OF PLAN-BASED AWARDS IN FISCAL 2017

Name	Grant Date	(1) All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying Options	(2) Exercise or Base price of Option Awards ($/Share)	(3) Grant Date Fair Value of Stock and Option Awards ($)

Stavros G. Vizirgianakis	12/15/2016	133,334		$—	$1,286,400

Stavros G. Vizirgianakis	12/15/2016	133,333		$—	$1,180,801

Stavros G. Vizirgianakis	12/15/2016	133,333		$—	$1,170,187

Richard A. Zaremba	12/6/2016		30,000	$9.525	$153,561

Robert S. Ludecker	11/3/2016		31,000	$6.760	$110,689

Robert S. Ludecker	12/6/2016		30,000	$9.525	$153,561

Dan Voic	12/6/2016		15,000	$9.525	$76,781

Christopher H. Wright	11/3/2016		15,000	$6.760	$53,559

Christopher H. Wright	12/6/2016		35,000	$9.525	$179,155

(1)	Mr. Vizirgianakis received restricted stock awards pursuant to our 2014 Equity Incentive Plan.
(2)	Stock option awards were issued on November 3, 2016 pursuant to our 2009 Equity Incentive Plan except for Mr. Wright who was awarded from the 2012 Employee Equity Incentive Plan. Stock option awards were issued on December 6, 2016 pursuant to our 2014 Equity Incentive Plan except for Mr. Ludecker who was awarded from the 2012 Employee Equity Plan. All stock options in the above table provide for vesting at 25% per year on the first four year anniversary dates of the grant date, with a stated expiration date of ten years after grant.
(3)	This amount represents the Black-Scholes computation as of that date of award, except for Mr. Vizirgianakis, whose awards were valued using a Monte Carlo computation as of the grant date of the award.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding equity awards held as of June 30, 2017 by our named executive officers.

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OUTSTANDING EQUITY AWARDS AT 2017 FISCAL YEAR END

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	(1) Number of Shares of Stock That Have Not Not Vested		Market Value of Shares of Stock That Have Not Vested
Stavros G. Vizirgianakis						134,000	(7)	$1,279,700
						133,000	(7)	$1,270,150
						133,000	(7)	$1,270,150

Richard A. Zaremba
	7,000	—		2.96	9/13/2022
	10,000	10,000	(1)	4.68	9/10/2023
	7,500	15,000	(2)	7.67	9/9/2024
	7,500	22,500	(3)	9.38	8/18/2025
	—	30,000	(6)	9.25	12/6/2026

Robert S. Ludecker
	7,500	2,500	(1)	4.68	9/10/2023
	17,500	17,500	(2)	7.67	9/9/2024
	40,000	40,000	(4)	12.77	5/14/2025
	7,500	22,500	(3)	9.38	8/18/2025
	—	31,000	(5)	6.76	11/3/2026
	—	30,000	(6)	9.52	12/6/2026

Dan Voic
	7,500	—		2.19	9/13/2021
	17,500	—		2.96	9/13/2022
	17,500	8,750	(1)	4.68	9/10/2023
	17,500	17,500	(2)	7.67	9/9/2024
	8,750	26,250	(3)	9.38	8/18/2025
		15,000	(6)	9.52	12/6/2026

Christopher H. Wright
	5,000	5,000	(2)	7.67	9/9/2024
	3,750	11,250	(3)	9.38	8/18/2025
	—	15,000	(5)	6.76	11/3/2026
	—	35,000	(6)	9.52	12/6/2026

(1)	Options issued 09/10/13 and vest equally over 4 years.

(2)	Options issued 09/09/14 and vest equally over 4 years.

(3)	Options issued 08/18/2015 and vest equally over 4 years.

(4)	Options issued 05/14/2015 and vest equally on 11/14/2016, 5/14/2017, 5/14/2018 and 5/14/2019.

(5)	Options issued on 11/3/16 and vested equally over 4 years.

(6)	Options issued on 12/6/16 and vested equally over 4 years.

(7)	134,000 shares vesting in five equal installments on September 1, 2017, 2018, 2019, 2020 and 2021; 133,000 shares vest if both of the following conditions are satisfied simultaneously: (A) at any time prior to the third anniversary of the grant date, the most recent publicly reported trailing four (4) fiscal quarter revenue of the Company (exclusive of the impact of any acquisitions after the grant date) is at least $35,000,000 and (B) the closing price of the Company’s Common Stock is at least $10.50 per share (subject to adjustment for stock splits, stock dividends and the like) for ten (10) consecutive trading days; and 133,000 shares vest if both of the following conditions are satisfied simultaneously: (A) at any time prior to the fifth anniversary of the grant date, the most recent publicly reported trailing four (4) fiscal quarter revenue of the Company (exclusive of the impact of any acquisitions after the grant date) is at least $48,000,000 and (B) the closing price of the Company’s Common Stock is at least $13.00 per share (subject to adjustment for stock splits, stock dividends and the like) for ten (10) consecutive trading days.

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Stock Option Exercises

The following table shows all stock option exercises during fiscal 2017 by the named executive officers.

OPTION EXERCISES IN FISCAL 2017

Name of Executive Officer	Exercise Date	Number of Shares Acquired On Exercise	(1) Value Realized On Exercise

Michael A. McManus, Jr.	5/22/2017	369,025	$2,899,540

Michael A. McManus, Jr.	6/14/2017	98,475	$391,850

Richard A. Zaremba	6/5/2017	3,000	$21,240

(1)	Amounts reflect the difference between the exercise price of the options and the market value of the shares acquired upon exercise. Market values are based on the closing price per share of our Common Stock on the NASDAQ Global Market on the date of exercise.

Employment and Severance Agreements

Vizirgianakis Employment Agreement

On December 15, 2016, the Company entered into an Employment Agreement (the “Vizirgianakis Agreement”) with Stavros G. Vizirgianakis pursuant to which Mr. Vizirgianakis serves as the Company’s full time President and Chief Executive Officer. Mr. Vizirgianakis had been serving on an unpaid basis as interim Chief Executive Officer of the Company since September 2, 2016. Mr. Vizirgianakis continues to serve as a member of the Company’s Board of Directors.

Pursuant to the Vizirgianakis Agreement, Mr. Vizirgianakis’ initial term of employment runs through September 13, 2019, provided that the term shall be automatically renewed and extended for consecutive one (1) year renewal terms, unless either party sends to the other party a notice of non-renewal at least ninety (90) days prior to the expiration of the initial term or any then-current renewal term. Mr. Vizirgianakis will receive an annual base salary of not less than three hundred sixty thousand dollars ($360,000) per annum, subject to review by the Board at least annually for increase but not for decrease. Mr. Vizirgianakis is also eligible to receive annual bonuses in the discretion of the Board. The Vizirgianakis Agreement also provides for a one-time $10,000 moving allowance and reimbursement of counsel fees relating to visa matters and the negotiation of the Vizirgianakis Agreement. If the Company terminates Mr. Vizirgianakis’ employment without cause (as defined in the Vizirgianakis Agreement), the Company provides a notice of non-renewal, or Mr. Vizirgianakis terminates his employment for good reason (as defined in the Vizirgianakis Agreement), Mr. Vizirgianakis shall be entitled to receive (i) a lump-sum cash payment from the Company in an amount equal to one and one-half (1.5) times the annual base salary as is in effect immediately prior to the date of such termination, and (ii) continuation of all employee benefits and fringe benefits to which he was entitled under the Vizirgianakis Agreement immediately prior to such termination of employment for a period of eighteen (18) months following the termination of employment. The Vizirgianakis Agreement also contains non-competition and non-solicitation covenants from Mr. Vizirgianakis during the term of employment and for a period of 18 months thereafter.

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In conjunction with the execution of the Vizirgianakis Agreement, Mr. Vizirgianakis received grants of an aggregate of 400,000 shares of restricted stock pursuant to the Company’s 2014 Employee Equity Incentive Plan (the “Plan”) as follows: (i) a grant of 134,000 shares vesting in five equal installments on September 1, 2017, 2018, 2019, 2020 and 2021; (ii) a performance grant of 133,000 shares which vests if both of the following conditions are satisfied simultaneously: (A) at any time prior to the third anniversary of the grant date, the most recent publicly reported trailing four (4) fiscal quarter revenue of the Company (exclusive of the impact of any acquisitions after the grant date) is at least $35,000,000 and (B) the closing price of the Company’s Common Stock is at least $10.50 per share (subject to adjustment for stock splits, stock dividends and the like) for ten (10) consecutive trading days; and (iii) a performance grant of 133,000 shares which vests if both of the following conditions are satisfied simultaneously: (A) at any time prior to the fifth anniversary of the grant date, the most recent publicly reported trailing four (4) fiscal quarter revenue of the Company (exclusive of the impact of any acquisitions after the grant date) is at least $48,000,000 and (B) the closing price of the Company’s Common Stock is at least $13.00 per share (subject to adjustment for stock splits, stock dividends and the like) for ten (10) consecutive trading days. The aforementioned performance grants will vest on a change of control in accordance with the Plan only if the applicable share price threshold is met in such transaction.

McManus Employment Agreement

On May 22, 2015, the Employment Agreement, dated July 1, 2014, by and between Michael A. McManus, Jr. and the Company was mutually terminated and replaced by a new Employment Agreement whereby Mr. McManus continued to serve as the Company’s President and Chief Executive Officer (the “McManus Agreement”). The McManus Agreement, effective as of May 22, 2015, had an initial term expiring June 30, 2017 and would renew for successive one-year periods thereafter unless terminated by either party not less than ninety (90) days prior to the end of the then-current term. The McManus Agreement provided for an annual base salary of (i) $299,000 through June 30, 2015 and (ii) $325,000 commencing July 1, 2015, and an annual bonus based on Mr. McManus’ achievement of annual goals and objectives as determined by the Compensation Committee of the Company’s Board of Directors. Mr. McManus also received a one-time grant of options to purchase 100,000 shares of Common Stock at an exercise price of $11.88 per share (the “McManus Options”).

Mr. McManus was entitled under the McManus Agreement to participate in any plans and programs made available to the executive employees of the Company generally.

The Company could terminate the McManus Agreement for cause (as defined in the McManus Agreement). Mr. McManus could terminate the McManus Agreement for good reason (as defined in the McManus Agreement). If Mr. McManus terminated the McManus Agreement for good reason, the Company was required to (i) pay him an amount equal to two times his total compensation (annual base salary plus bonus) at the highest rate paid him at any time during the aggregate time he has been employed by the Company, payable in a lump sum within sixty days of termination of employment, and (ii) pay premiums for medical, dental, vision, hospitalization and long term care coverage under Company plans for a period of twenty-four (24) months.

Mr. McManus was entitled to severance pay and benefits if he terminated his employment with the Company following a Change in Control (as defined in the McManus Agreement), to provide him with an incentive to remain with the Company and consummate a strategic corporate sale or transaction that maximizes shareholder value. Severance pay and benefits were triggered upon (i) his Involuntary Termination without Cause (as defined in the McManus Agreement) for a reason other than death or Disability (as defined in the McManus Agreement) or (ii) as a result of a Constructive Termination (as defined in the McManus Agreement) which in either case occurs: (x) during the period not to exceed twenty-four (24) months after the effective date of a Change in Control, or (y) before the effective date of a Change in Control, but after the first date on which the Board of Directors and/or senior management of the Company has entered into formal negotiations with a potential acquirer that results in the consummation of a Change in Control.

In the event that pay and benefits are so triggered, Mr. McManus (A) was entitled to receive severance pay in an amount equal to two (2) times the sum of (a) his annual base pay and (b) bonus at the highest rate paid him for any fiscal year during the aggregate period of his employment by the Company, payable in cash in a lump sum; the payment of premiums for medical, dental, vision, hospitalization and long term care coverage under Company plans for a period of twenty-four (24) months; (B) had the right, for a period of (i) ninety (90) days for stock options granted under any of the Company’s Employee Stock Option Plans adopted prior to 2005 and (ii) two (2) years for stock options granted under the Company’s 2005 Employee Equity Incentive Plan, 2009 Employee Equity Incentive Plan, 2014 Employee Equity Incentive Plan and any plan adopted after the effective date of the McManus Agreement, following his Termination Date (as defined in the McManus Agreement) to exercise the options to the extent such options were otherwise vested and exercisable as of the Termination Date under the terms of the applicable stock option McManus Agreement(s) and plan(s); and (C) would vest in all unvested stock option grants with respect to options granted after July 1, 2012.

Mr. McManus also agreed in the McManus Agreement to an eighteen month post-termination covenant not-to-compete, as well as other customary covenants concerning non-solicitation and non-disclosure of confidential information of the Company.

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The Company and Mr. McManus had previously entered into two letter agreements (the “Letter Agreements”) providing for the exercise of vested options by Mr. McManus (i) for a ninety (90) day period after his retirement with respect to stock options granted under certain of the Company’s stock option plans and (ii) for two (2) years after Mr. McManus terminated his employment with the Company in the event of a Change-in-Control (as defined in the applicable stock option plans) and he was eligible for the severance benefits provided for by the McManus Agreement. The Company and Mr. McManus entered into a letter agreement to confirm that the terms and conditions of the Letter Agreements continued to be in full force and effect and apply to the McManus Agreement.

McManus Retirement Agreement

On August 26, 2016, the Company and Mr. McManus entered into a Retirement Agreement and General Release (the “Retirement Agreement”). Pursuant to the Retirement Agreement, on September 2, 2016 Mr. McManus resigned as a Director and the Chairman of the Board of Directors of the Company and retired as President and Chief Executive Officer of the Company. Pursuant to the Retirement Agreement, which supersedes the McManus Agreement and letter agreements dated May 22, 2015, July 1, 2012 and July 1, 2012, respectively, the Company agreed to (i) pay Mr. McManus’ salary through June 30, 2017 at the then-current level; (ii) continue to pay premiums for Mr. McManus’ and his dependents’ coverage under the Company’s medical, dental, vision, hospitalization, long term care and life insurance coverage through June 30, 2017 at the then-current levels upon timely election by Mr. McManus under the law informally known as COBRA; and (iii) extend the exercisability of previously granted and vested options to purchase shares of the Company’s Common Stock through June 30, 2017. In addition, Mr. McManus had continued use of the vehicle provided him pursuant to the McManus Agreement through December 31, 2016.

The Retirement Agreement provides for customary releases by the Company and Mr. McManus as well as customary provisions concerning confidentiality, non-disparagement and cooperation.

The Retirement Agreement also provided that through June 30, 2017, upon request of the Company’s (i) Board of Directors or (ii) President and Chief Executive Officer, Mr. McManus would consult with the Company for up to ten (10) hours per month without compensation therefor except for reimbursement of reasonable travel expenses.

Mr. McManus shall continue to be entitled to indemnification to the extent permitted to him by the Company’s By-Laws and Certificate of Incorporation. The Company has also agreed to maintain directors’ and officers’ liability insurance for Mr. McManus’ benefit, if any, that shall be no less favorable to him than such insurance made available to or for the benefit of former directors or officers of the Company.

Dwyer Employment Agreement

On August 21, 2017, the Company entered into an Employment Agreement (the “Dwyer Agreement”) with Joseph P. Dwyer pursuant to which Mr. Dwyer serves as the Company’s full time Chief Financial Officer. Mr. Dwyer had been serving as Interim Chief Financial Officer of the Company since September 13, 2016.

Pursuant to the Dwyer Agreement, Mr. Dwyer’s initial term of employment runs through August 21, 2019, provided that the term shall be automatically renewed and extended for consecutive one (1) year renewal terms, unless either party sends to the other party a notice of non-renewal at least ninety (90) days prior to the expiration of the initial term or any then-current renewal term. Mr. Dwyer will receive an annual base salary of not less than two hundred seventy-five thousand dollars ($275,000) per annum, subject to review by the Board at least annually for increase but not for decrease. Mr. Dwyer is also eligible to receive annual bonuses in the discretion of the Board. If the Company terminates Mr. Dwyer’s employment without cause (as defined in the Dwyer Agreement), the Company provides a notice of non-renewal, or Mr. Dwyer terminates his employment for good reason (as defined in the Dwyer Agreement), Mr. Dwyer shall be entitled to receive (i) a lump-sum cash payment from the Company in an amount equal to fifty percent of the annual base salary if the applicable termination of employment takes place prior to the first anniversary of the effective date of the Dwyer Agreement or one hundred percent of the annual base salary if the applicable termination of employment takes place on or at any time after the first anniversary of the effective date of the Dwyer Agreement and (ii) continuation of all employee benefits and fringe benefits to which he was entitled under the Dwyer Agreement immediately prior to such termination of employment for a period of six or twelve months (as the case may be based upon the same time criteria as the cash severance) following the termination of employment. The Dwyer Agreement also contains non-competition and non-solicitation covenants from Mr. Dwyer during the term of employment and for a period of 12 months thereafter.

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In conjunction with the execution of the Dwyer Agreement, Mr. Dwyer received a grant of a ten-year stock option to purchase one hundred thousand (100,000) shares (the “Dwyer Stock Option Award”) of Company common stock, under the Misonix, Inc. 2017 Equity Incentive Plan or another equity plan adopted by the Board and approved by the Company’s shareholders. The Dwyer Stock Option Award has an exercise price of $10.20 per share, which equals the fair market value as defined in the plan and vests and becomes exercisable in four equal annual installments from the date of grant.

Dwyer Consulting Agreement

On September 13, 2016, the Company appointed Joseph Dwyer as the Company’s interim Chief Financial Officer, reporting to the Company’s Chief Executive Officer and Audit Committee. The Company entered into a Consulting Agreement, dated September 13, 2016, with Dwyer Holdings LLC (“Dwyer Co.”) to provide Mr. Dwyer’s services to the Company (the “Dwyer Consulting Agreement”). The Dwyer Consulting Agreement was in effect for a one (1) year period, cancellable by either party upon five (5) days’ notice any time after the initial two (2) months of the term. Dwyer Co. was paid $30,000 per month for Mr. Dwyer’s services. On October 25, 2016, the Company entered into Amendment No. 1 to Consulting Agreement (the “Amendment”) with Dwyer Holdings LLC. The Amendment amended the Dwyer Consulting Agreement solely to: (i) require that the Company provide Mr. Dwyer with coverage under its directors’ and officers’ liability policy that is no less favorable than the coverage then provided to any other present or former executive, officer or director of the Company during the term of the Dwyer Consulting Agreement and for a period of at least five years thereafter and (ii) provide that should Mr. Dwyer be required or requested by the Company to provide documentary evidence or testimony in connection with any claim or legal matter arising from or connected with the services provided under the Dwyer Agreement, the Company shall pay all reasonable expenses (including fees of legal counsel) in complying therewith and, following the term of the Dwyer Consulting Agreement, $400 per hour for sworn testimony or preparation therefor payable in advance. The Dwyer Consulting Agreement was superseded by the Dwyer Agreement described above.

Executive Severance Agreements

On September 15, 2016, the Company and Richard A. Zaremba entered into a letter agreement (the “Zaremba Agreement”) which provided that in the event (i) Mr. Zaremba’s employment with the Company was terminated by the Company on or before September 15, 2018 for any reason other than for Cause (as defined in the Zaremba Agreement), the Company would pay him a one-time additional compensation equal to twelve (12) months annual base salary and (ii) of a Change in Control of Misonix (as defined in the Zaremba Agreement) and his employment by the Company or the acquiring company ceases (x) involuntarily or (y) voluntarily in accordance with the terms of the Zaremba Agreement, Mr. Zaremba will be entitled to a one-time additional compensation equal to twelve (12) months annual base salary. The Zaremba Agreement contains standard provisions regarding (i) execution of a release and covenant not to sue; (ii) cooperation; (iii) confidentiality; (iv) non-competition; (v) non-solicitation; and (vi) non-disparagement. On September 18, 2017, the Company and Mr. Zaremba entered into a letter agreement which amended the Zaremba Agreement to provide that in the event Mr. Zaremba’s employment with the Company is terminated by the Company on or before September 18, 2019 for any reason other than Cause (as defined in the Zaremba Agreement), the Company will continue Mr. Zaremba’s salary payments at his new current rate ($121,668 per annum) through September 18, 2019 in lieu of the one-time payment contemplated by the original Zaremba Agreement.

On September 15, 2016, the Company and Robert S. Ludecker entered into a letter agreement (the “Ludecker Agreement”) which provides that in the event (i) Mr. Ludecker’s employment with the Company is terminated by the Company on or before September 15, 2018 for any reason other than for Cause (as defined in the Ludecker Agreement), the Company will pay him a one-time additional compensation equal to twelve (12) months annual base salary and (ii) of a Change in Control of Misonix (as defined in the Ludecker Agreement) and his employment by the Company or the acquiring company ceases (x) involuntarily or (y) voluntarily in accordance with the terms of the Ludecker Agreement, Mr. Ludecker will be entitled to a one-time additional compensation equal to twelve (12) months annual base salary. The Ludecker Agreement contains standard provisions regarding (i) execution of a release and covenant not to sue; (ii) cooperation; (iii) confidentiality; (iv) non-competition; (v) non-solicitation; and (vi) non-disparagement.

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Summary of Potential Payments Upon Termination or Following a Change-In-Control

Severance Agreement and Severance Payments

Except as described above, we did not have severance agreements with any of our Executive Officers during fiscal 2017. As described above under “- Employment and Severance Agreements,” we subsequently entered into an Employment Agreement with Joseph Dwyer, our Chief Financial Officer, that provides for payment of severance upon certain employment termination events.

Change-in-Control and Change-in-Control Payments

In the event of a change-in-control, we are required to make certain change-in-control payments to Mr. Zaremba, Mr. Ludecker, and Mr. Voic under the terms of the change-in-control agreements. The agreements provide for twelve (12) months base salary upon change in control of the Company.

The following table shows the benefits which would be received by each of our named executive officers for severance and change-in-control events (data with respect to equity awards assumes at change of control at June 30, 2017):

	Severance Payments			Change-in-Control Payments
		Employee			Employee	Equity
	Salary	Benefits	Total	Salary	Benefits	Awards	Total

Stavros G. Vizirgianakis	$540,000	$32,040	$572,040	$—	$—	$3,820,000	$3,820,000

Joseph P. Dwyer	$137,500	$10,000	$147,500	$—	$—	$—	$—

Richard A. Zaremba	$243,347	$—	$243,347	$243,347	$—	$89,725	$333,072

Robert S. Ludecker	$275,843	$—	$275,843	$275,843	$—	$136,290	$912,133

Dan Voic	$—	$—	$—	$188,264	$—	$80,425	$268,689

Christopher H. Wright	$—	$—	$—		$—	$54,213	$54,213

Tax Deductibility of Executive Compensation

Section 162 (m) of the Code limits to $1,000,000 per person the amount that we may deduct for compensation paid to any of our most highly compensated officers in any year. In fiscal 2017, there was no executive officer’s compensation that exceeded $1,000,000 except for Stavros Vizirgianakis, our Chief Executive Officer, based on the valuation of his equity compensation.

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PROPOSAL TWO

APPROVAL OF AN AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO INCREASE THE COMPANY’S AUTHORIZED COMMON STOCK FROM 20,000,000 SHARES TO 40,000,000 SHARES

General

In this Proposal Two, our shareholders are being asked to approve an amendment (the “Certificate of Amendment”) to our certificate of incorporation to effect an increase in the number of shares of our authorized Common Stock, par value $.01 per share, from 20,000,000 shares to 40,000,000 shares. Our Board of Directors has adopted resolutions (i) declaring the advisability of the increase in the number of shares of our authorized Common Stock; (ii) approving, subject to shareholder approval, the Certificate of Amendment; and (iii) authorizing any other action it deems necessary to effect the increase in the number of authorized shares of Common Stock, without further approval or authorization of our shareholders. The Certificate of Amendment provides that the first sentence of Article FOURTH of the Company’s certificate of incorporation shall be amended to read as follows:

“FOURTH: The aggregate number of shares which the Corporation is authorized to issue is 42,000,000 shares, consisting of 40,000,000 shares of Common Stock of the par value of $.01 per share and 2,000,000 shares of Preferred Stock of the par value of $1.00 per share.”

Our Board of Directors reserves the right, even after shareholder approval, to forego or postpone the filing of the Certificate of Amendment.

If approved by our shareholders and implemented by our Board of Directors, the increase in the number of shares of our authorized Common Stock would become effective by filing the Certificate of Amendment with the Secretary of State of the State of New York.

Background and Reasons for the Increase in Authorized Common Stock

Under New York law, we may only issue shares of Common Stock to the extent such shares are authorized for issuance under our certificate of incorporation. From time to time, we issue shares of Common Stock in connection with financings, acquisitions, for compensatory purposes, and for other general corporate purposes. Upon each of these occurrences, the amount of available authorized shares of Common Stock decreases. Our certificate of incorporation currently authorizes the issuance of up to 20,000,000 shares of Common Stock. As of March 1, 2018, there were 9,402,466 shares of Common Stock issued and outstanding. In addition, as of March 1, 2018 there were an aggregate of 2,447,361 shares of Common Stock reserved for issuance upon exercise or distribution of outstanding equity awards and shares reserved for grant under our various equity incentive plans. Based on the number of outstanding and reserved shares of Common Stock described above, we have only 8,150,173 shares of Common Stock remaining available for future issuance. The proposed increase in the number of shares of our authorized Common Stock would provide us with additional flexibility to, among other things, issue additional equity and equity linked securities in the future to implement potential acquisitions and for compensatory and other general corporate purposes.

Purpose and Effect of the Increase in Authorized Common Stock. The increase in authorized shares will enable us to issue additional shares of Common Stock for general corporate purposes, such as issuing equity incentives to employees and officers (subject to additional stockholder approval, if required). As of March 1, 2018, there were 683,925 shares of Common Stock reserved for unissued equity awards under our various equity incentive plans. In addition, while we currently have no definitive plans to do so, our Board of Directors may in the future determine that it is appropriate or necessary to raise additional capital to fund our operations through the sale of equity securities, convertible debt securities or other equity linked securities. Furthermore, we presently have no other plans, written or oral, to issue any of the newly authorized shares of Common Stock for acquisitions or general corporate or any other purposes. Without an increase in the number of shares of our authorized Common Stock, our ability to do so would be limited except by issuing preferred stock from our authorized but unissued blank check preferred stock. With the increase, we will have additional authorized but unissued shares from which to issue additional shares of Common Stock, or securities convertible or exercisable into shares of Common Stock, in equity financing transactions or pursuant to acquisitions.

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The increase in the number of shares of our authorized Common Stock will not have any immediate effect on the rights of existing shareholders. However, our Board of Directors will have the authority to issue authorized Common Stock without future shareholder approval of such issuances, except as may be required by applicable law or stock exchange rules. To the extent that additional authorized shares are issued in the future, it may decrease the existing shareholders’ percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing shareholders. Holders of our Common Stock do not have preemptive rights to subscribe to additional securities that we may issue, and our Board of Directors has no plans to grant such rights with respect to any such shares.

The increase in the number of shares of our authorized Common Stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change of control of our Company without further action by the shareholders, although this is not the intent of our Board of Directors. Shares of our authorized and unissued Common Stock could, within the limits imposed by applicable law or stock exchange rules, be issued in one or more transactions that would make a change in control of our Company more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting earnings per share and book value per share of outstanding Common Stock, and such additional shares could be used to dilute the stock ownership rights of a person seeking to obtain control of our Company. Our Board of Directors is not aware of any attempts to take control of our Company, and our Board of Directors has not presented this proposal with the intent that it be utilized as a type of anti-takeover device.

We believe that the proposed increase in the number of authorized shares of Common Stock is in the best interests of Misonix and its shareholders.

Recent Transactions and Current Capitalization. During the prior three fiscal years ended June 30, 2017, in addition to the issuance of shares pursuant to the exercise of stock options and the grant of restricted stock pursuant to the Company’s equity incentive plans, we issued Common Stock as follows:

•	On October 25, 2016, the Company sold 761,469 shares of Common Stock in a private placement to Stavros G. Vizirgianakis, a director of the Company and our Chief Executive Officer, at a price per share of $5.253, representing total cash proceeds to the Company of approximately $4.0 million. The price per share represented approximately 102% of the consolidated closing bid price as reported by The Nasdaq Stock Market on October 24, 2016.

We have 20,000,000 shares of our Common Stock authorized for issuance under our certificate of incorporation. As of March 1, 2018, there were:

●	9,402,466 shares of our Common Stock issued and outstanding

●	1,763,436 shares of our Common Stock reserved for issuance upon exercise or distribution of outstanding equity awards under our equity incentive plans, consisting of shares reserved for issuance upon the exercise of outstanding options, at a weighted average exercise price of $8.44 per share;

●	683,925 shares of our Common Stock reserved for issuance upon future grants under our equity incentive plans;

Based on the number of outstanding and reserved shares of Common Stock described above, we had 8,150,173 shares of Common Stock remaining available for issuance as of March 1, 2018.

The Company’s Board of Directors recommends a vote FOR the proposal to approve an amendment to the Company’s certificate of incorporation to increase the Company’s authorized Common Stock from 20,000,000 shares to 40,000,000 shares.

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PROPOSAL THREE

PROPOSAL TO APPROVE (ON AN ADVISORY BASIS) COMPENSATION OF THE NAMED

EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Act (the “Dodd-Frank Act”), public companies are required to give their shareholders the opportunity to cast an advisory vote on a proposal (commonly known as a “say-on-pay” proposal) to endorse or not endorse named executive officer compensation. At our annual meeting held in 2013 our shareholders voted in favor of annual say-on-pay votes, and our Board has submitted such votes to the shareholders on an annual basis thereafter.

As discussed in the Compensation Discussion and Analysis above and in the Compensation Disclosure Tables that follow, our executive compensation program is designed to attract, retain, and reward capable employees who can contribute to our success. We believe that our executive compensation program is reasonable, competitive, and focused on the principle of pay for performance. To that end, compensation is based on a mix of base salary, performance-based annual and long-term incentives, and benefits and perquisites. Furthermore, we seek to maintain levels of compensation that are competitive with similar companies in our industry. We believe that the fiscal 2017 compensation of our named executive officers was appropriate and aligned with the Company’s fiscal 2017 results. Accordingly, the Company is seeking shareholder approval of the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in the ‘Compensation Discussion and Analysis’ and the related accompanying tabular and narrative disclosure included in the Company’s Proxy Statement for the fiscal 2018 Annual Meeting of Shareholders.”

As an advisory vote, this proposal is not binding upon the Company or the Board. Nevertheless, the Board’s Compensation Committee, which is comprised solely of independent directors and is responsible for making decisions regarding the amount and form of compensation paid to the Company’s executive officers, will carefully consider the shareholder vote on this matter, along with the other expressions of shareholders views it receives on specific policies and desirable actions. If there are a significant number of unfavorable votes, the Company will seek to understand the concerns that influenced the vote and address them in making future decisions affection the executive compensation program. The next shareholder advisory vote on executive compensation of our named executive officers will take place at the next Annual Meeting of Shareholders.

The Company’s Board of Directors recommends a vote FOR the proposal to approve compensation of the Named Executive Officers as disclosed in this Proxy Statement.

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PROPOSAL FOUR

APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected BDO USA, LLP to serve as the Company's independent registered public accounting firm for the 2018 fiscal year. BDO USA, LLP will audit the Company's consolidated financial statements for the 2018 fiscal year and perform other services. While shareholder ratification is not required by the Company's By-Laws or otherwise, the Board of Directors, at the direction of the Audit Committee, is submitting the selection of BDO USA, LLP to the shareholders for ratification as part of good corporate governance practices. If the shareholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain BDO USA, LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different accounting firm as the independent registered public accounting firm for the Company for the year ending June 30, 2018 at any time during the year if it determines that such a change would be in the best interest of the Company and its shareholders.

A representative of BDO USA, LLP is expected to be available either personally or by telephone at the Annual Meeting to respond to appropriate questions from shareholders and will be given the opportunity to make a statement if he or she desires to do so.

Change in Independent Registered Public Accounting Firm

On November 9, 2017, the Company dismissed Grant Thornton LLP (“Grant Thornton”) effective immediately as its independent registered public accounting firm (after receiving approval of the Audit Committee). Grant Thornton’s reports on the Company’s consolidated financial statements as of and for the fiscal years ended June 30, 2017 and June 30, 2016 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s two most recent fiscal years ended June 30, 2017 and June 30, 2016 and the subsequent interim period through November 9, 2017, (i) there were no disagreements within the meaning of Item 304(a)(1)(iv) of Regulation S-K, between the Company and Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, any of which that, if not resolved to Grant Thornton’s satisfaction, would have caused Grant Thornton to make reference to the subject matter of any such disagreement in connection with its reports for such years and interim period, and (ii) there were no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K, except that the opinion of Grant Thornton with respect to the Company’s internal control over financial reporting as of June 30, 2016 was adverse, because of the effect of certain material weaknesses described therein, and reported that the Company had not maintained effective internal control over financial reporting as of June 30, 2016.

The Company provided Grant Thornton with a copy of the above disclosures and requested that Grant Thornton furnish a letter addressed to the Securities and Exchange Commission stating whether it agreed with the statements made herein. A copy of Grant Thornton’s letter dated November 13, 2017 was filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission November 13, 2017.

On November 13, 2017, the Company engaged BDO USA, LLP as the Company’s new independent registered public accounting firm for the fiscal year ending June 30, 2018 (after receiving approval of the Audit Committee).

During the Company’s two most recent fiscal years ended June 30, 2017 and June 30, 2016 and the subsequent interim period through November 13, 2017, neither the Company nor anyone on its behalf has consulted with BDO USA, LLP regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that BDO USA, LLP concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Audit Fees

Grant Thornton billed the Company $509,482 and $960,351 in the aggregate for services rendered for the audit of the Company’s 2017 and 2016 fiscal years, respectively, and the review of the Company’s interim financial statements included in the Company’s Quarterly Reports on Form 10-Q for the Company’s 2017 and 2016 fiscal years, respectively.

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Audit-Related Fees

Grant Thornton billed the Company $15,600 and $15,600 for audit-related services as defined by the SEC for the fiscal years ended June 30, 2017 and 2016 respectively. The audit-related services were for the audits of the Company’s pension plan.

Tax Fees

Grant Thornton billed the company $0 and $31,200 for tax related services for the fiscal years ended June 30, 2017 and 2016 respectively.

Policy on Pre-approval of Independent Registered Public Accounting Firm Services

The charter of the Audit Committee provides for the pre-approval of all audit services and all permitted non-audit services to be performed for Misonix by the independent registered public accounting firm, subject to the requirements of applicable law. The procedures for pre-approving all audit and non-audit services provided by the independent registered public accounting firm include the Audit Committee reviewing audit-related services, tax services and other services. The Audit Committee periodically monitors the services rendered by and actual fees paid to the independent registered public accounting firm to ensure that such services are within the parameters approved by the Audit Committee.

The Company’s Board of Directors recommends a vote FOR the proposal to approve the appointment of its Independent Registered Public Accounting Firm as disclosed in this Proxy Statement.

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SHAREHOLDER PROPOSALS

Under the SEC’s proxy rules, shareholder proposals with respect to the Company’s next Annual Meeting of Shareholders must be received by the Company no later than August 15, 2018 to be considered for inclusion in the Company’s next Proxy Statement. Under SEC proxy rules, Proxies solicited by the Board of Directors for the next Annual Meeting may be voted at the discretion of the persons named in such proxies (or their substitutes) with respect to any shareholder proposal not included in the Company’s Proxy Statement if the Company does not receive notice of such proposal on or before August 15, 2018.

A copy of the Company’s Annual Report to Shareholders for the fiscal year ended June 30, 2017 has been provided to all shareholders. Shareholders are referred to the Report for financial and other information about the Company, but such Report is not incorporated in this Proxy Statement and is not part of the proxy soliciting material.

OTHER INFORMATION

As of the date of this Proxy Statement, the Board of Directors does not know of any business other than that specified above to come before the Annual Meeting, but, if any other business does lawfully come before the Annual Meeting, it is the intention of the persons named in the enclosed Proxy to vote in regard thereto in accordance with their judgment.

The Company will pay the cost of soliciting Proxies in the accompanying form and as set forth below. In addition to solicitation by use of the mails, certain officers and regular employees of the Company may solicit proxies by telephone, email or personal interview without additional remuneration therefor.

By Order of the Board of Directors,

JOSEPH P. DWYER
Secretary

Dated: March [•], 2018

Farmingdale, New York

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YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. MISONIX, INC. 2018 Annual Meeting of Shareholders May 7, 2018, 10:00 A.M. local time This Proxy is Solicited On Behalf Of The Board Of Directors Please Be Sure To Mark, Sign, Date and Return Your Proxy Card in the Envelope Provided FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED Please mark your votes like this X PROXY THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3 AND 4. 1. Election of Directors (1) John W. Gildea (2) Charles Miner III (3) Stavros G. Vizirgianakis (4) Patrick A. McBrayer (5) Thomas M. Patton FOR all Nominees listed to the left WITHHOLD AUTHORITY to vote (except as marked to the contrary for all nominees listed to the left) 3. Advisory vote on the approval of compensation of our named executive officers. FOR AGAINST ABSTAIN 4. Ratification of independent registered public accounting firm. FOR AGAINST ABSTAIN (Instruction:To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above) 2. Approval of an amendment to the certificate of incorporation to increase the authorized common stock from 20,000,000 shares to 40,000,000 shares. FOR AGAINST ABSTAIN CONTROL NUMBER Signature___________________________________ Signature, if held jointly______________________________________ Date_____________, 2018. Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Shareholders The 2018 Proxy Statement and the 2017 Annual Report to Shareholders are available at: http://www.cstproxy.com/misonix/2018 FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS MISONIX, INC. The undersigned appoints Stavros G. Vizirgianakis and Thomas M. Patton, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of MISONX, INC. held of record by the undersigned at the close of business on March 19, 2018 at the Annual Meeting of Stockholders of MISONIX, INC. to be held on May 7, 2018, or at any adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE FIVE NOMINEES TO THE BOARD OF DIRECTORS, AND IN FAVOR OF PROPOSAL 2, PROPOSAL 3, AND PROPOSAL 4, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. (Continued and to be marked, dated and signed, on the other side)